UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[X] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   JOHN S. DUFFY
   701 5th Ave


   Des Moines, IA  50391-2003
2. Issuer Name and Ticker or Trading Symbol
   ALLIED Life Financial Corporation (ALFC)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Year
   05/98
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   Director Life Marketing
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code V   Amount        D  Price        End of Month   I
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                  05/07/98    M        1,400.0000    A  $12.0000                    D  Direct
Common Stock                                  05/07/98    S        1,400.0000    D  $23.7410                    D  Direct
Common Stock                                  05/11/98    M        2,300.0000    A  $12.0000                    D  Direct
Common Stock                                  05/11/98    S        2,300.0000    D  $23.5000                    D  Direct
Common Stock                                  05/12/98    M        1,183.0000    A  $12.0000                    D  Direct
Common Stock                                  05/12/98    S        1,183.0000    D  $23.5000                    D  Direct
Common Stock                                  05/14/98    M (1)    31.0000       A  $12.8750                    D  Direct
Common Stock                                  05/14/98    D (1)    31.0000       D  $23.6250                    D  Direct
Common Stock                                  05/14/98    M (1)    31.0000       A  $14.1625                    D  Direct
Common Stock                                  05/14/98    D (1)    31.0000       D  $23.6250                    D  Direct
Common Stock                                  05/14/98    M (1)    31.0000       A  $15.2500                    D  Direct
Common Stock                                  05/14/98    D (1)    31.0000       D  $23.6250                    D  Direct
Common Stock                                  05/14/98    M (1)    31.0000       A  $15.5788                    D  Direct
Common Stock                                  05/14/98    D (1)    31.0000       D  $23.6250                    D  Direct
Common Stock                                  05/14/98    M (1)    31.0000       A  $15.2500                    D  Direct
Common Stock                                  05/14/98    D (1)    31.0000       D  $23.6250                    D  Direct
Common Stock                                  05/14/98    M (1)    31.0000       A  $17.6250                    D  Direct
Common Stock                                  05/14/98    D (1)    31.0000       D  $23.6250                    D  Direct
Common Stock                                  05/14/98    M        94.0000       A  $12.8750                    D  Direct
Common Stock                                  05/14/98    M        94.0000       A  $14.1625                    D  Direct
Common Stock                                  05/14/98    M        94.0000       A  $15.2500                    D  Direct
Common Stock                                  05/14/98    M        93.0000       A  $15.2500                    D  Direct
Common Stock                                  05/14/98    M        93.0000       A  $15.5788                    D  Direct
Common Stock                                  05/14/98    M        93.0000       A  $17.6250                    D  Direct
Common Stock                                  05/14/98    S        561.0000      D  $23.5000     436.9263       D  Direct

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
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1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable  Expiration
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option     $12.0000        05/07/98       M                          1,400.0000       11/17/97     11/17/03
(right to buy)
Non-Qualified Stock Option     $12.0000        05/11/98       M                          2,300.0000       11/17/97     11/17/03
(right to buy)
Non-Qualified Stock Option     $12.0000        05/12/98       M                          1,183.0000       11/17/97     11/17/03
(right to buy)
Non-Qualified Stock Option     $12.8750        05/14/98       M                          94.0000          03/31/98     03/31/04
(right to buy)
Non-Qualified Stock Option     $14.1625        05/14/98       M                          94.0000          03/31/97     03/31/04
(right to buy)
Non-Qualified Stock Option     $15.2500        05/14/98       M                          94.0000          03/31/97     03/31/05
(right to buy)
Non-Qualified Stock Option     $15.2500        05/14/98       M                          93.0000          03/31/98     03/31/05
(right to buy)
Non-Qualified Stock Option     $15.5788        05/14/98       M                          93.0000          03/31/96     03/31/04
(right to buy)
Non-Qualified Stock Option     $17.6250        05/14/98       M                          93.0000          03/22/98     03/22/06
(right to buy)
SAR                            $12.8750        05/14/98       M (1)                      31.0000          03/31/99     03/31/04
SAR                            $14.1625        05/14/98       M (1)                      31.0000          03/31/97     03/31/04
SAR                            $15.2500        05/14/98       M (1)                      31.0000          03/31/97     03/31/05
SAR                            $15.2500        05/14/98       M (1)                      31.0000          03/31/97     03/31/05
SAR                            $15.5788        05/14/98       M (1)                      31.0000          03/31/96     03/31/04
SAR                            $17.6250        05/14/98       M (1)                      31.0000          03/22/98     03/22/06

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option     05/07/98  Common Stock                   1,400.0000                              D   Direct
(right to buy)
Non-Qualified Stock Option     05/11/98  Common Stock                   2,300.0000                              D   Direct
(right to buy)
Non-Qualified Stock Option     05/12/98  Common Stock                   1,183.0000                4,442.0000    D   Direct
(right to buy)
Non-Qualified Stock Option     05/14/98  Common Stock                   94.0000                   94.0000       D   Direct
(right to buy)
Non-Qualified Stock Option     05/14/98  Common Stock                   94.0000                   0.0000        D   Direct
(right to buy)
Non-Qualified Stock Option     05/14/98  Common Stock                   94.0000                                 D   Direct
(right to buy)
Non-Qualified Stock Option     05/14/98  Common Stock                   93.0000                   188.0000      D   Direct
(right to buy)
Non-Qualified Stock Option     05/14/98  Common Stock                   93.0000                   0.0000        D   Direct
(right to buy)
Non-Qualified Stock Option     05/14/98  Common Stock                   93.0000                   282.0000      D   Direct
(right to buy)
SAR                            05/14/98  Common Stock                   31.0000                   32.0000       D   Direct
SAR                            05/14/98  Common Stock                   31.0000                   0.0000        D   Direct
SAR                            05/14/98  Common Stock                   31.0000                                 D   Direct
SAR                            05/14/98  Common Stock                   31.0000                   63.0000       D   Direct
SAR                            05/14/98  Common Stock                   31.0000                   0.0000        D   Direct
SAR                            05/14/98  Common Stock                   31.0000                   94.0000       D   Direct

Explanation of Responses:

(1)
Exercise of SAR for cash.

SIGNATURE OF REPORTING PERSON
/S/ JOHN S. DUFFY
DATE